EXHIBIT 99.1

CORPORATE PARTICIPANTS
Edings Thibault Broadridge Financial Solutions, Inc. - IR
Rich Daly Broadridge Financial Solutions, Inc. - President & CEO
Jim Young Broadridge Financial Solutions, Inc. - Corporate VP & CFO

CONFERENCE CALL PARTICIPANTS
David Togut Evercore ISI - Analyst
Peter Heckmann Avondale Partners - Analyst
Darrin Peller Barclays Capital - Analyst
Chris Donat Sandler O'Neill - Analyst

PRESENTATION

Operator

Good morning. My name is Janisha and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions fourth-quarter and fiscal year 2016 earnings conference call. I would like to inform you that this call is being recorded and that all lines have been placed on mute to prevent any background noise. (Operator Instructions). I will now turn the call over to Mr. Edings Thibault, Head of Investor Relations. Please go ahead, sir.

Edings Thibault - Broadridge Financial Solutions, Inc. - IR

Thank you very much, Janisha. Good morning, everyone and welcome to Broadridge's fourth-quarter and fiscal year 2016 earnings conference call. Joining me on the call this morning are Rich Daly, our President and CEO and Jim Young, our Chief Financial Officer.
Please note that the earnings release announcing our fourth-quarter results and slides that accompany this call may be found on the Investor Relations tab of Broadridge.com.
During today's conference call, we will be making forward-looking statements regarding Broadridge that involve risk. A summary of these risks can be found on the second page of the slides. We encourage participants to refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements and the risk factors faced by our business. We will also be referring to several non-GAAP financial results, including adjusted operating income, which is adjusted to exclude the impact of the amortization of acquired intangibles, as well as other transaction costs and certain integration expenses associated with the Company's acquisition activities, and diluted adjusted EPS, which is adjusted to exclude the after-tax per share amount of those same items. We believe these non-GAAP measures provide investors with a more complete understanding of Broadridge's underlying operating results. An explanation of our use of non-GAAP measures and a reconciliation of those measures to the most directly comparable GAAP measures can be found in the earnings release.
With those required disclosures complete, let me now turn the call over to Broadridge's President and Chief Executive Officer, Rich Daly. Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thank you, Edings and welcome to your first earnings call with Broadridge. It's great to have you onboard. And good morning to everybody on our call. I'd like to start off this morning with the highlights section on page 4 of our presentation slides.
Let me open by saying that I am pleased with our record fourth-quarter and fiscal year 2016 results. We reported strong 9% recurring fee revenue growth driven by solid organic growth and the impact of our tuck-in acquisitions. That strong top-line growth translated into 11% growth in adjusted EPS. I'm especially pleased by our strong closed sales results. We reported a record $151 million in closed sales during the fiscal year and ended 2016 on a strong note. Our fiscal year 2017 guidance calls for more of the same -- strong growth in recurring fee revenue, continued solid organic growth and double-digit EPS growth.
Our 2015 and 2016 results combined with the momentum we have seen in closed sales and our ability to scale our business put us on track to achieve the three-year financial objectives we laid out in early fiscal 2015, both with and without the contribution we expect from the acquisition of DST's Customer Communications business.
Our dividend increase reflects the strength of our financial results. Our Board approved a 10% increase on our annual dividend to $1.32. Broadridge has now increased its dividend every year since becoming a public company. A meaningful and growing dividend is a key part of the capital stewardship strategy that we think will enable top-quartile total shareholder returns.
While we are on the topic of capital stewardship, I would like to note that on July 1 we closed the acquisition of Customer Communications, which we combined with our transaction reporting business and renamed Broadridge Customer Communications. That acquisition is critical to our plan to help our clients enrich their interactions with their customers while securely and efficiently delivering critical information through multiple channels, including cloud drives, based on each consumer's choice.

A quick summary of our fourth-quarter and fiscal year 2016 results can be found on slide 5. Jim will walk you through the drivers of these results during his section of the call, but for openers let me make a few key points. Total revenue grew 8% in 2016 led by 9% growth in recurring revenue. Revenue came in at the low end of our guidance range primarily as a result of lower position growth in our ICS business and the impact of the stronger dollar. I will have more to say on position growth later in the call.
The combination of an 8% increase in adjusted operating income and our 2015 share buyback activity resulted in 11% growth in adjusted EPS. We recorded a record $151 million of closed sales in 2016, including $57 million in the fourth quarter. That is the second year in a row that we have seen closed sales above $140 million, which positions us well for continued organic revenue growth.
I'm also encouraged by the mix and nature of our sales wins, which reflect increased product breadth and capabilities and the growing value we can provide to our clients. Our 2016 results place us squarely on track to meet the three-year financial objectives we laid out at our Investor Day in early 2015. I think you'll see by our 2017 guidance that we are highly confident that we will achieve those objectives.
Another important objective we laid out was our ability to make internal investments and tuck-in acquisitions as part of a sound capital stewardship strategy. These investments aim to leverage our strong relationships with key clients by broadening and deepening our product lineup while delivering very attractive returns. We spent a total of $56 million on four tuck-in acquisitions and other strategic investments in 2016. All of our acquisitions were essentially buy-versus-build decisions driven by client needs primarily in the investment management and capital market client segments.
They are also classic examples of our view that by broadening our product capabilities we enable multiple paths to success. Put more simply, the more capabilities we can offer to our core clients, the more likely we are to win new business. For example, in order to support our capital market clients, we bought 4sight in mid-June, which adds best-in-class securities financing and collateral management capabilities. 4sight also brings a global client footprint of banks, agent lenders, asset managers and other buy-side firms complementary to our own.
In addition to 4sight, we also made a small fourth-quarter acquisition of a clearing platform for exchange-traded and over-the-counter derivatives. On the first day of fiscal 2017, we closed the acquisition of Customer Communications for $410 million. When we announced this deal, we highlighted two primary benefits. The first was the financial returns that we think the combination will generate, including earnings accretion in 2017 and in 2018. Our integration process is underway and our guidance fully reflects those benefits.
We also said that the financial benefit was not the reason why we did this deal. The reason we did this deal was strategic. The combination of our digital investments and their operational excellence together with the combined breadth of consumer content we now process, the breadth of industry verticals we now serve and the 75% of mailboxes we now reach will enhance our digital strategy in a big way. We expect that over the next several years this transaction will enable us to significantly increase e-adoption rates and drive richer and more engaging communications while also reducing postage and distribution costs for the constituents we serve, including equity and mutual fund registrants.
One of the ways we plan to accomplish our goal is by partnering with consumer technology leaders to distribute our communications to their users. One example of that is the deal that our Inlet joint venture just signed with Evernote. This deal will enable us to directly distribute bills and statements into Evernote effectively digitizing the mail stream directly into a consumer's Evernote account. Evernote has over 200 million users worldwide and is already deeply integrated with other valuable forms of content like the Wall Street Journal and Forbes, so they make for a terrific fit and a strong value proposition for both consumers and our clients.
The integration of Customer Communications is going well, but it has not been without some bumps. You may have seen a release last week reporting a data security incident in one small isolated business that we picked up in this transaction. It comes in an area we had targeted in our due diligence as needing additional investment in data security, but this particular breach was not identified prior to closing. We are working closely with both DST and our clients to minimize the impact for those affected. We do not think this incident will have a material financial impact on Broadridge.
From my perspective as CEO, this incident serves to reinforce the importance of why the significant and ongoing investments we are making in data security are a critical differentiator for Broadridge. Frankly, I disagree with those who say that these businesses are a commodity. I'm more convinced than ever that any process that includes important data like health information will not be a commodity. Leading companies want to work with partners who they think have the scale and commitment to lead rather than play catch-up in what is a never-ending race to stay ahead of the bad guys that are trying to steal this valuable data.
So as I look ahead for Broadridge Customer Communications, I see large near and longer-term opportunities. In the near term, over the next two to three years, we are well-positioned to win traditional customer communications business from large in-house providers who recognize the importance of very efficient delivery of their current communications, the growing need for world-class data security and the imperative to be able to transform the multichannel distribution going forward. In the longer term, our investments in digital communications will enable us to offer our clients a more valuable and enhanced interaction with their customers via multiple channels.
Turning to page 6, I would like to discuss my favorite topic -- closed sales. Let's start with our record sales number, $151 million in 2016. Our sales reflect an increasing level of engagement with our largest clients. We have long been a trusted partner, but now some of the largest and most sophisticated clients are turning to us to manage critical infrastructure and talking to us about how our systems can evolve together to meet their long-term objectives.
Several factors are coming together to generate this momentum. First, our clients are under enormous pressure from regulators to reduce risk and from the market to reduce costs and free up capital. Second, the investments we've made to enhance our capabilities and increase our product breadth are being noticed. Our technology, the industry's standard combined with our managed service capabilities, delivers real value for our clients. Last, the investments we have made in our sales force and technology teams are enabling us to win and onboard more complex deals. More than 40% of our closed sales in 2016 came from our GTO segment, up 35% from a year ago. That reflects the growing confidence that our clients have in our ability to take on and manage more complex operations on their behalf, as well as our broader product portfolio, enhanced capabilities and broader geographic coverage.
Our fourth-quarter sales include a major deal with a premier tier 1 global bank to collapse their global web of seven different trading platforms into a single global post-trade processing platform managed by Broadridge. This is a huge vote of confidence in what we can do for the largest and most sophisticated players in the market and coming on the heels of similar deals with TD Bank and Royal Bank of Canada speaks to the growing demand we see from these large players to help consolidate their platforms. These deals extend our global reach and strengthen our position as an industry utility for fixed income and equity trading.
While our GTO business is generating strong momentum, we continue to make progress in deepening our relationships on the ICF side as well. A key focus for us has been on the private wealth segment or investment in advisor solutions. These investments resulted in a notable fourth-quarter sale to supply website services to the advisors of a leading wealth management player. With this sale, we will now provide these services to two of the largest wealth managers in the US. These deals are great examples of how we are extending our value proposition beyond our traditional mutual fund and proxy relationships and using our technology to enable clients to better communicate with their end customers. Relationships like these also put us in a great position to upsell our data and analytics. 2016's record closed sales number is an important proof point of our momentum in the marketplace. We enter fiscal 2017 with a very strong pipeline, which gives us confidence that we will achieve our closed sales forecast.
Now let's turn to position growth. Overall stock and mutual fund record growth was slower in 2016 than in 2015. Stock record growth of 3% was slightly below the five-year average and mutual fund record growth slowed to 4% versus the five-year average of 10%. There are a lot of potential causes for the slower growth, including a dearth of IPOs and confusion surrounding the DOL rule. But we do not spend a lot of time agonizing over these numbers given the long-term strength of historical growth trends in both equity and mutual fund positions.
Instead, we are focused on the factors we can control like helping our clients enrich their communications or rationalize their infrastructure. So while position growth will accelerate or decelerate based on factors outside our control, its relative impact on our total growth will continue to diminish going forward.
Before I turn the call over to Jim, I want to provide an update on the SEC's proposal regarding the distribution of mutual fund annual and semi-annual reports. To recap, in May 2015, the SEC proposed a rule that would give investment companies the option of mailing a notice of annual and semi-annual reports instead of mailing the complete reports. Last winter, we provided the SEC with our data on the potential impact that this change would have on fund investors and the incremental cost that the creation of a third distribution method would impose on brokers. That review process is ongoing and we will update you if any decisions are made by either the SEC or the NYSE.
A big driver behind these proposals is the desire to reduce costs to mutual funds and fund investors. We share that focus. By working with our broker-dealer and fund clients, we have been able to increase e-delivery from 19% of all annual and semi-annual report deliveries in 2010 to 46% of all deliveries in 2016. That has delivered substantial savings to our fund clients and is well ahead of the e-adoption trend in directly held accounts. We are continuing to make significant investments to further accelerate and extend the adoption of e-delivery. For example, we are working to develop capabilities to electronically deliver investor communications to individuals through broker-dealers or fund company mobile apps.
Earlier this year, we implemented a redesign of Proxyvote.com, which is Broadridge Communications' e-consent and proxy voting platform for individual investors. These new templates are being used to enhance branding efforts and encourage higher voting participation, open rates and click-throughs. As I noted earlier, the key rationale for our acquisition of Customer Communications was to further accelerate these efforts. Our investments, including our work with Evernote and others, will create additional channels that will enable investors to receive their mutual fund reports, as well as other critical financial information in the channel of their choice. These efforts should deliver both enhanced communication and even lower cost to our fund company constituents and their investors.
Let me now turn the call over to Jim to give you more insight into our financial results and to discuss our fiscal 2017 guidance.

Jim Young - Broadridge Financial Solutions, Inc. - Corporate VP & CFO

Thanks, Rich and good morning, everyone. I will share with you some additional details on our top-line growth in fiscal year 2016 and provide some additional perspective on our adjusted operating income margin and earnings-per-share performance. I will also talk about our recent capital allocation decisions and our balance sheet. I will close my remarks by discussing some of the drivers behind our fiscal year 2017 guidance.
Let's start with a quick recap of our result. Fourth-quarter 2016 revenue rose 5% to $975 million. Adjusted operating income rose 3% to $279 million and adjusted EPS rose 4% to $1.45. For the full fiscal year, total revenue rose 8% to $2.9 billion. Adjusted operating income rose 8% to $537 million and adjusted EPS rose 11% to $2.73. As Rich noted, these results are very much in line with our fiscal year 2016 guidance and the three-year financial objectives we laid out at the beginning of fiscal year 2015. As you will see when we get to the discussion of our guidance, we are confident we can achieve those three-year objectives with and without the acquisition of DST's Customer Communications business.
I'm now on slide 7 of the presentation. The biggest driver of Broadridge's revenue and earnings growth continues to be recurring revenue. The growth in recurring revenue was largely organic with contributions from tuck-in acquisitions, mostly those closed in fiscal year 2015. 2016 recurring revenue grew 9% to $1.9 billion. Revenue from closed sales accounted for 6 points of the 9% growth. The impact of internal growth was offset by client losses for a total organic growth of 6 points.
Fiscal year 2015 and 2016 tuck-in acquisitions contributed an additional 3 points to the recurring revenue growth rate of 9%. As we forecasted on our call in June, recurring revenue came in at slightly below the low end of our fiscal year 2016 guidance range of 10% to 12%. A big contributor to the shortfall versus our expectations was lower than expected stock record and interim position growth, which Rich discussed earlier. Stock records grew 3% for the year and 2% in the fourth quarter, well below the 7% in fiscal year 2015, but only slightly below the five-year average of 4%. Interim positions contracted 1% in the fourth quarter and grew 4% for the full year, well below the 10% average over the past five years and our expectation.
While notable, it's important to put this in perspective. A 1% change in mutual fund positions equates to roughly $1.5 million in fees compared to the entire fee base of more than $2 billion. While the 6 points of organic recurring revenue growth for the fiscal year was less than we had anticipated, we are pleased by the acceleration from the 4% we reported in fiscal year 2015. As you will see when I discuss our guidance, we expect continued solid organic growth in fiscal 2017.
Moving to slide 8, total revenue grew 8% in fiscal year 2016 to $2.9 billion, in line with our full-year guidance. In addition to the growth of recurring revenue, Broadridge also experienced some benefits from higher distribution revenue and 15% growth in event-driven fee revenue on more corporate action and registered mutual fund proxies. We were negatively impacted by changes in foreign exchange from a year ago, especially the weaker Canadian dollar and the UK pound, which lowered our overall growth rate by 1 percentage point. Fourth-quarter 2016 revenue grew 5% to $975 million driven almost entirely by the contribution from recurring revenue. As expected, distribution and event-driven revenue did not contribute to our growth and FX remains a modest drag.
As you'll see in the earnings release, fiscal 2016 adjusted operating income rose 8% to $537 million. The adjusted margin was 18.5%, flat with last year and consistent with our full-year guidance of 18.4%. Our business benefited from continued scale and a realization of efficiencies, but those gains were offset by continued investment and the impacts of acquisition, which generally take time to ramp up to our corporate margin level.

For the fourth quarter, adjusted operating income grew 3% to $279 million. Adjusted margins declined 50 basis points to 28.6%. As we flagged in our third-quarter call, the slowdown in profit growth was largely a result of the slower event-driven growth, the timing of some of our investment spending and measures we took to achieve efficiencies. For example, fourth-quarter expenses includes $7 million in restructuring costs that we incurred as part of various actions. We expect these measures to have a positive impact on operating income margin in fiscal year 2017.
Fiscal 2016 adjusted EPS rose 11% toward the high end of our 8% to 12% guidance range. Adjusted EPS growth was driven by the combination of higher adjusted operating income and the benefit of our fiscal year 2015 share repurchase activity, which lowered our weighted average diluted share count by 2.4 million shares year-over-year. Fourth-quarter adjusted EPS growth was 4% reflecting 3% growth in adjusted operating income and a lower share count.
Before turning to our free cash flow generation, I will cover the performance of our segments, which are both performing well. I am now on slide 9 of the presentation. ICS posted double-digit recurring fee growth in fiscal year 2016 and has now averaged 10% recurring fee growth for the last three years. ICS recurring fee revenue grew 10% and total revenue grew 9%. The majority of the recurring fee growth or 6 points came from closed sales with healthy contributions from the emerging and acquired products and marketing communication. Internal growth added a point while one point of losses offset that to result in 5% organic growth. The three acquisitions in fiscal year 2015, plus a small fiscal year 2016 acquisition contributed 5 points of recurring fee growth bringing total recurring fee growth to 10%.
ICS margins were down 40 basis points year-over-year to 18.4% reflecting the dilution from the acquisition-related amortization and integration expenses. Margins and earnings did benefit from 15% growth in event-driven fee revenue, which typically carries with it healthy margins. All in, ICS pre-tax earnings grew 7%. For the fourth quarter, ICS recurring and total revenues were 7% and 5% respectively as the position growth dynamics discussed earlier resulted in relatively light internal growth.
Pre-tax earnings grew 7% in the quarter. GTO. GTO posted 7% revenue growth and 13% pre-tax earnings growth in 2016 on a healthy balance of closed sales, internal growth, acquisitions and continued margin expansion through disciplined expense management and scale benefit. Trading volumes were modestly up on balance with equity trades up 2% and fixed income trades about flat to last year. For the fourth quarter, GTO posted 7% revenue growth and 24% pre-tax earnings growth. GTO continues to work through the conversion backlog associated with two very strong sales years, including a record-setting year in fiscal-year 2016.
Moving on to slide 10, Broadridge generated $362 million of free cash flow in 2016. The first call on our capital is always our dividend. We paid $138 million in dividends to stockholders in fiscal year 2016, up 13% from fiscal year 2015. We returned an additional $71 million in the form of share repurchase, excluding proceeds from options and shares withheld for employee taxes. Since the beginning of fiscal year 2013, Broadridge has returned nearly $1 billion of capital to our stockholders in the form of dividends and buybacks while reducing outstanding shares by 6.6 million shares.
We've also been successful in making tuck-in acquisitions that strengthen our product lineup and generate attractive financial returns. We deployed $56 million in capital to fund acquisitions and investments in 2016, a number that does not include the $410 million we spent to buy the Customer Communications business on July 1.
The timing of that acquisition is important because it not only means that we will recognize the benefits of that business in full during our fiscal year 2017. It also means that the cash paid for that transaction came out of the $728 million in cash we reported on our balance sheet at year-end, which includes the proceeds from our debt issuance. So please make sure to reflect that cash payment in your modeling of our cash balance.
I also highlight our total debt balance as of June 30. Our total debt of $1.02 billion reflects the $500 million in senior notes we raised in the fourth quarter. Our ability to raise that capital at a 3.4% coupon speaks to the strength of our business model and our investment-grade credit rating. As of June 30, our debt leverage ratio was 1.7 times debt to EBITDA. That equates to 1.9 times adjusted debt to EBITDAR, which is slightly less than a target of 2.0 times, which we set at our December 2014 Investor Day. While we expect our leverage ratio to fluctuate, our target remains 2.0 times on an adjusted debt basis, or 1.8 times unadjusted. We currently have room under this 1.8 times target and we expect our borrowing capacity to increase as our EBITDA grows.
Moving on to slide 11, I will review our fiscal 2017 guidance. As I noted earlier, we acquired the Customer Communications business on July 1 and we have incorporated the impact of that acquisition into our guidance. Let's start with recurring revenue. We expect our recurring revenue to grow 29% to 31%. Excluding the approximately $440 million in fee revenue from the Customer Communications acquisition, our guidance calls for 6% to 8% growth in recurring fee revenue with almost all of that coming from continued solid organic growth.
We expect total revenue to grow 43% to 45%. In addition to meaningful recurring revenue, the acquisition adds over $700 million in annual distribution revenue. We expect event-driven revenue, which should not be impacted by the acquisition, to approach fiscal year 2016 levels. Rounding out revenue assumptions for the next year, distribution revenue as a percentage of overall fee revenue should be up from 42% in fiscal year 2016 to approximately 60% with the addition of the more distribution-heavy Customer Communications unit. And based on current FX forwards, we anticipate that FX will be a modest drag again with the FX dollar amount in our segment reporting ticking up another $5 million to $10 million from the $61 million level in 2016.
Finally, we still expect some contract losses for Customer Communications as a result of the merger and acquisition activity affecting the client base. These losses may begin to appear in fiscal year 2017. Excluding revenue from the acquisition, total revenue from the base business, our business excluding Customer Communication, is expected to grow 4% to 6% reflecting the growth dilutive effects of distribution and FX. All this is captured in our guidance.
We expect our adjusted operating income margin to be approximately 15%. That is lower than the 18.5% we reported in 2016. We expect scale benefits and our ongoing realization of efficiencies to drive close to 100 basis point increase in the margin of our base business. And we expect that impact will be more than offset by the addition of the lower margin Customer Communications business.
As a reminder, the $20 million in annualized cost synergies that we expect to generate in the first 18 to 30 months from the acquisition will have little to no benefit to fiscal year 2017, which should provide a more meaningful boost in 2018. We expect adjusted EPS to grow 12% to 17%. Our EPS guidance includes $0.11 to $0.14 of contribution from the Customer Communications acquisition net of related interest expense. Again, we expect greater contribution in fiscal year 2018, $0.16 to $0.21 on an adjusted basis, as our expected synergies begin to have an impact. As a result of our new senior notes, we expect interest and other expense to increase by about $18 million to $50 million. We expect that our tax rate will be flat for fiscal year 2016. Pulling out the impact from the Customer Communications acquisition, base Broadridge is expected to grow adjusted EPS 8% to 12%.
Before I move on to free cash flow, a reminder about seasonality. Given the seasonality of our business, we once again expect more than 70% of the earnings for the combined businesses to fall in the second half of the year and for the first quarter to be a low double-digit percentage of full-year earnings.

Free cash flow. We expect free cash flows to be in the range of $350 million to $400 million. Included in that free cash flow guidance is $120 million to $150 million of capital expenditures, up from $76 million in 2016. The increase in our capital spending reflects planned higher spending within Customer Communications, including some investment tied to achieving our integration synergies and some significant investment we are making in a data center and in a new facility in Bangalore, India. We do not expect this level of capital spending to be the new norm going forward.
Finally, we expect closed sales to be in the range of $140 million to $180 million, which includes a modest benefit from the acquisition and compares to $151 million in 2016. Our outlook for 2017 reflects our confidence that we will achieve the three-year financial objectives we laid out at our Investor Day. As a reminder, those objectives on a three-year compound annual growth rate basis through fiscal year 2017 are recurring fee growth of 7% to 10%; total revenue growth of 5% to 7%; adjusted earnings growth of 9% to 11%. I am pleased to note that we are on track to hit all of these objectives both with and without the Customer Communications acquisition.
Another important metric, margin. Our stated objective was to expand margins 50 to 60 basis points per annum. Accounting for our change in presentation, this means achieving a 19% plus adjusted operating income margin in fiscal year 2017, or a margin 50 basis points higher than our fiscal year 2016 margin. And again, we are guiding to an approximate 100 basis point increase. So right on track on margin as well. I will now turn the call back to Rich. Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thanks, Jim. Please turn to slide 12 for my concluding remarks. Broadridge performed well in 2016. We had strong 9% recurring revenue growth powered by solid organic growth and 11% adjusted EPS growth. Our strong closed sales results reflect the growing acceptance of Broadridge as a technology partner and positions us well for 2017. Our 2017 guidance implies more of the same. We expect our growth to be driven by the impact of the Customer Communications acquisition and continued solid organic growth, which should translate into double-digit EPS growth. Our Board authorized a 10% increase in our annual dividend to $1.32. This will be the ninth consecutive year Broadridge has raised its annual dividend every year since we went public.
Beyond the headlines, I also want to leave you with an understanding of why I think Broadridge it so well-positioned for growth in 2017 and beyond. When I look across the Company, I see three factors coming together that give me tremendous cause for optimism. The first factor is that the cost pressures faced by our clients are not going away. The financial services industry is under massive pressure to cut costs, free up capital and reduce risk. To do so, large players are more willing than ever to turn to select outside partners who have the proven ability to manage complex operations and secure their data at the highest levels possible.
The second factor is that Broadridge has made big strides in broadening and deepening its product base and has added global capabilities that we lacked in the past. We have added to our data and analytics capabilities; we have broadened our asset class coverage, and we have added additional capabilities like tax and investment fund accounting. And now the Broadridge Customer Communications combination gives us the scale and technology to significantly accelerate our digital strategy.
Beyond our enhanced product capabilities, we have also invested in our people. We have invested in our sales organization and added to our execution teams. These investments have helped reshape the way clients interact with us and encourage them to talk to us about taking on bigger and more complex operations than they would have in the past. These three factors -- reshaping our financial services industry, the enhanced breadth and depth of our capabilities and the investments we've made in our people -- are all making a big difference.
At our annual sales kickoff event last month, one of our top veteran sales people was talking about the quality of his client conversations and the momentum he sees in our product development. This is our time, he told 400 revenue-related associates. I could not agree more. Now we need to execute. We still have to compete to win new deals and bring them onboard. We still have to deliver the cost savings and operational excellence our clients demand. And we still have to continue to invest in our capabilities and people. But there's no doubt in my mind that Broadridge is better positioned today than ever. We have multiple paths to continue to grow and drive value for our clients, associates and shareholders.
One final note before I turn it over to you for your questions. I want to welcome all of our new associates to Broadridge, especially those joining us as part of the Customer Communications and 4sight acquisitions. And I want to personally acknowledge our highly engaged and talented associates. Their work to meet and exceed client expectations underpins our commitment to the service profit chain. I am proud to be one of the 10,000 Broadridge associates worldwide. Let's go to the Q&A. Janisha.

QUESTION AND ANSWER

Operator

(Operator Instructions). David Togut, Evercore ISI.

David Togut - Evercore ISI - Analyst

Nice to see the 46% growth in closed sales during the fourth quarter. I'm wondering if you could comment on the thought process behind the closed sales target for FY2017. It looks like it's a big range. At the bottom of the range, down 7% from what you achieved in FY2016; at the top, up 19%. Can you walk us through your thought process and maybe give us a sense for what you see in terms of the new business pipeline?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Sure. You've heard me jokingly say in the past that my cardiologist appreciates the sales coming in sooner rather than later. We had a great year, Dave. So when we look at the range -- this is the range where there's always a bit of art and science because, for example, we had a very strong fourth quarter. We had a very strong June. From my point of view, if some of the June sales that come in in July, the reality in our ability to create shareholder value is no different. But the reality of having a target out there for the year because of a June 30 date, okay, is something that we want to continue to try to manage, continue to try to grow.
So really there's not a lot beyond it other than we want to move that target up. We are always going to look to add to our sales capabilities. We are always going to look to drive those numbers higher, but until we actually get to those numbers, we think modest increases is a prudent way to go forward.

David Togut - Evercore ISI - Analyst

Understood. Is there a certain amount of closed new business you've built into the $140 million to $180 million for the DST acquisition?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Yes, we have added that and so you can say that's probably a good part of the range increase that took place. We were at $120 million to $160 million as a target for this year, but I hope you heard the confidence I was expressing in the call about the quality of the transactions that actually took place last year. I'm talking about that tier 1 bank that came in where we are going to seven regions to create a single-global post-trade processing platform. I'm talking about adding another mega-wealth manager to our advisor solutions.
And I really wanted to emphasize the excitement that took place when we had our sales kickoff just a couple of weeks ago down at the Doral. With 400 people, the excitement in the room was particularly high, one, because of the transactions that took place in 2016 and, two, because of the momentum that we have going into 2017. So we are pleased the way the year ended and we are pleased with the momentum going into next year. Like I said, now we need to execute.

David Togut - Evercore ISI - Analyst

Understood. Just as a quick follow-up, how much DST acquisition revenue do you have built into the FY2017 revenue guidance?

Jim Young - Broadridge Financial Solutions, Inc. - Corporate VP & CFO

As we mentioned, about $440 million of fee and a little over $700 million of distribution revenue.

David Togut - Evercore ISI - Analyst

Got it. And then just to segue into the fiscal 2017 earnings guidance range, which also is significantly larger than usual, a 5-point range on EPS growth. Can you walk us through why such a large range for FY2017?

Jim Young - Broadridge Financial Solutions, Inc. - Corporate VP & CFO

Yes, what I said is that our -- if you look at the base Broadridge business, excluding the acquisition, we think that earnings would grow 8% to 12%, very similar to what we guided to this year and achieve the upper end of that. So very much we are just layering in the acquisition and what you see is maybe another point of spread in there, which is a function of really how you go about integrating the businesses, the types of expenses we will incur, our ability to achieve synergies, so naturally there's going to be a little bit more variability in our numbers. So that's what really drove that. But think about it as 8% to 12% is the foundation and then adding on top a key integration here.

Operator

Peter Heckmann, Avondale Partners.

Peter Heckmann - Avondale Partners - Analyst

Rich, I wanted to follow up on your comment. I didn't totally capture the essence of it on position growth. And I've covered the Company long enough to know that there's some variation from year to year, but I didn't understand your comment on the Department of Labor's pending rule on conflict of interest or fiduciary rule and how that might be affecting positions. Are you seeing advisors sell down individual positions and go into mutual funds, or consolidate positions? Can you talk about that a little bit more?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Sure. So, Pete, first of all, about one-third of the accounts out there are IRA accounts, okay, just to put things in a context. And in speaking with one of our largest wealth management firms, and I was asking them is there anything they were aware of as it relates to mutual fund activity, the look was you've got to be kidding me. With the Department of Labor ruling out there and the grandfathering impact, and you have this whole new BIC concept out there, okay, the idea of moving somebody the way somebody traditionally would from one fund into another fund or the diversifying the investment into other funds, okay, until it's understood what that means in terms of the best interest contract, until it's understood in terms of what that means to the FC and to the firm in terms of their responsibility, the reaction of that particular firm was we are going to see less changes in terms of the investment portfolio until we understand what's going on with this DOL rule as it gets implemented. That's exactly what I was trying to talk about today.
Now, I don't claim to be an expert in the Department of Labor ruling. I do know that we are working with a number of clients to help them understand what they need to communicate to their investors as it relates to that. What I really wanted you to hear, Pete, was that a long time ago -- and you've been following us for the duration -- a long time ago, we said, okay, volumes are going to do what volumes are going to do, all right -- and, yes, we like when they are more active than less active, but what you've seen both in the 2016 results and in the 2017 plan that we gave you today and guidance that we gave you today is we are controlling our own destiny.
And the other key thing that Jim pointed out, a point of mutual fund growth is about $1.5 million, so as we looked at $4 billion in fee -- as we go forward -- $4 billion in revenue and $2 billion in fee revenue, we are talking about a company that's going to continue to drive what we do by what we control and I anticipate that stock record growth, which I have now been involved with for now almost four decades, is going to continue along the path it's done with ups and downs, but it's one of the more reliable growth factors than I've ever seen in business.

Operator

Darrin Peller, Barclays.

Darrin Peller - Barclays Capital - Analyst

Let me just quickly start off on the margin side first. I know your outlook is changing given a lot of mix changes, obviously, but can you just give us a little color on your plans around the impacts to the margin from mix versus investments? There's been a pretty big investment cycle going on, as we saw in this quarter right now; where that's going to be in 2017 in terms of a year-over-year investment and where the focus is?

Jim Young - Broadridge Financial Solutions, Inc. - Corporate VP & CFO

Yes, I guess first just (inaudible) came in where we thought, 18.5% versus guidance of 18.4%, which included I would call it pretty normal levels of investment, maybe a bit elevated for some of the restructuring activities that we talked about. So those are things that we think we will see the benefits of now in 2017, and then as we said, if you remove the acquisition, we are going to expand margins 100 basis points, so very much in line with the plan. And so the areas of investment continue to be across the Company, whether it's investing around new products for asset classes in GTO, data and analytics businesses, general infrastructure and technology for cyber security and the like. So the usual candidates and obviously you have the more extraordinary type of investment around integrating the communications business and as well as associated digital investment.

Darrin Peller - Barclays Capital - Analyst

Okay.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

And, Darrin, let me add something to this here because we talk about this Customer Communications business. We talk about digital, and I was really excited to talk about the Evernote agreement today. So understand that as we go digital that we will be reducing distribution, that we will be adding additional fee revenue and that will definitely be coming in at a higher margin as we go forward.
Let me just give you one concept as it relates to Evernote. First of all, the additional access to content of 75% of the mailboxes really enabled us to get that agreement into the endzone, and we have been talking with them for quite some time. The thing that we note about Evernote is that when we look at what content is going to Evernote, about 25% of it is related to financial services and a very, very high percentage of it is people taking documents -- and it could be a will, it could be a statement -- but let's use the statement for example. They are taking their own paper statement. They are scanning it at home. They are sending it off to the cloud and Evernote and then they are shredding it at home. Why? Because they are going to control their archival. They are going to control their own content and not be subject to the control of somebody else, like their financial firm.
We can identify those people who are doing that and we can then go to them and not say, hey, we know what you are doing. But we can say to them, great news, you can now send your statement, your confirm, your proxy or whatever directly to Evernote. We can send your bills that we are now servicing through the Customer Communications business directly to Evernote. So I just want you to know that even though the margins are contracting today, as I look to the longer term -- and I'm going out beyond the two to three years for Broadridge -- we fully expect margin to improve as the digital conversion takes place and as we add more cloud drives to our capabilities.

Darrin Peller - Barclays Capital - Analyst

Okay. That's helpful, Rich. Thanks. I just want to follow up on the recurring revenue growth guidance. I think you said organic was 6% to 8% for fiscal 2017. Just to be clear, that obviously backs out the DST side, but the tuck-in deals, is that at all material in there? And then further to that, just given the slightly slower growth and the net new positions, you seem to be obviously able to offset that and still grow well. So what are the major drivers in that capability despite the underlying secular trend being a little bit slower?

Jim Young - Broadridge Financial Solutions, Inc. - Corporate VP & CFO

Darrin, on the first one, you got it right, 6% to 8%, excluding the Communications acquisition. That's largely organic. There's about a point that we would expect from fiscal year 2016 acquisitions, the largest being the 4sight acquisition, but pretty modest contribution from the acquisitions. Rich, do you want to comment about --?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Darrin, again, going back for quite some time post the financial crisis, we invested in a FinTech company when others were not. We created more capabilities and that momentum, whether it be a buy versus build, a tuck-in versus a create the product, has really served us extraordinarily well. So as we look forward to next year, again, the confidence that the entire organization had -- and that's really why I highlighted the excitement that was in our annual sales kickoff because it was just truly something where if you look across our products, if you look at the quality of dialogues we are having, you look at what our clients need to do, which is to truly change their business models to drive more cost out, across the -- I would argue -- 200 offerings we have, there's an awful lot of exciting dialogues going on. And if you look at some of the larger deals we did this year, it's very exciting.
When we became a public company, we were doing a large deal about once every three to five years. We are trending now to do three to five a year. And, again, I said this on last quarter's call and I want to emphasize it here. We are under pricing pressure because our industry is under pressure, but I have to acknowledge that that pricing pressure is more than offset by the opportunity we have to grow our business by people being willing to do more with quality players like Broadridge who, one, have the capabilities; two, have the focus on data security and operational excellence; and three, have invested in the people to make these processes a reality and continue meaningful dialogue. So I'm going to quote what that sales associates said, this is our time in terms of having opportunity in the market.

Operator

Chris Donat, Sandler O'Neill.

Chris Donat - Sandler O'Neill - Analyst
Jim, wanted to follow up on one thing you said about having a backlog from two strong years of sales and just trying to understand the conversion process from sales that happened over the last year or two and when those flow into revenue. Can you help me quantify how much of your revenue growth is coming from say sales that were in fiscal 2015 and how much is from 2016 that's embedded in your 2017 guidance? Or if you can't quantify, give me a sense?

Jim Young - Broadridge Financial Solutions, Inc. - Corporate VP & CFO

Sure. Chris, we've obviously had two good sales years. We do think deals are skewing towards longer implementation cycles, which is fine. We've got good revenue visibility and certainty, but it's delayed recognition of that revenue. So as we look at the plan this year and if you take that 6 to 8 points of organic revenue growth and you back out a point for the tuck-in, most all that is coming from closed sales, maybe a point or so from internal growth. So the majority of that is business that had been closed this past year, so we are starting to see a real uptick in that closed sales contribution.
That said, there is a meaningful backlog that we anticipate coming on not only just in 2017, but 2018. If you look at that big fourth quarter we just had, there's a lot of that we may not see until fiscal 2018. So, again, I think the takeaway is healthy backlog. Most of that is driving the 2017 revenue number with more to come in 2018.

Chris Donat - Sandler O'Neill - Analyst

Okay. That's helpful. And then just related to that, at the end of the prepared remarks, Rich talked about the investments in people paying off and investing in not just sales, but execution. Are you at the end of investing in people who can help convert and execute, or are we midway through that process? I'm just wondering to get these more complex global deals, if there's more investing that needs to happen?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Sure, Chris. Let me say it this way. I hope we are not done. We are going to continue to add to our capabilities. We look, as you know, to find ways to make the organization more efficient in the traditional execution of what we do. And Jim even mentioned some mild restructuring that we've done again this year. But in terms of continuing to look to grow and service our markets better, we expect to continue to invest in product and capabilities to keep this momentum going. So I'm really pleased -- and I will end here -- with the way Broadridge has evolved, and we think we have a formula that's sustainable, and we expect to continue to evolve that way as we go forward.

Operator

I'm showing that we have no further questions at this time.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

All right. Well, thank you, everyone, for your participation. Our year-end call is always particularly longer in terms of all that we need to cover, both closing out the quarter, closing out the year and then, of course, talking about the excitement going into the next year, so we really do appreciate your attention and participation. There will be an investor luncheon next week on -- Edings?

Edings Thibault - Broadridge Financial Solutions, Inc. - IR

The 16th.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

The 16th. So that's a week from today, and hopefully we will see many of you there. It's a beautiful sunny day in Lake Success both inside and outside the building, so we are going to choose to have a great day. We suggest you do the same. Thanks so much.

Operator

This concludes today's Broadridge Financial Solutions, Inc. fourth-quarter and fiscal year 2016 earnings conference call. Thank you for your participation. You may now disconnect.